                                                                    Exhibit 99.2


For Immediate Release                                 For Additional Information
May 21, 1999                                          Contact: Larry R. Linhart
                                                      Chairman, President And
                                                      Chief Executive Officer
                                                      614/895-1313, Ext. 3021


    AMERILINK CORPORATION ANNOUNCES AGREEMENT TO MERGE WITH TANDY CORPORATION

Columbus, Ohio/ May 21, 1999 - AmeriLink Corporation (NASDAQ: ALNK) announced today that it has entered into a definitive agreement to merge with Tandy Corporation (NYSE:TAN), the nation's largest consumer electronics chain. The transaction, valued at approximately $75 million, is intended to be tax-free to AmeriLink's shareholders. Each common share of AmeriLink outstanding at closing will convert into Tandy common stock at a ratio equal to $15.60 divided by Tandy's average closing share price over the five trading days ending May 24, 1999. (Based on Tandy's closing sale price of $76.00 on May 20, 1999, this would equate to an exchange ratio of 0.2053 shares of Tandy common stock for each AmeriLink common share.) The merger is subject to usual and customary closing conditions, including regulatory and AmeriLink shareholder approvals. AmeriLink shareholders controlling approximately 41% of the outstanding common stock have agreed to support the merger. It is currently anticipated that the transaction will close in late August 1999.

Under certain circumstances the merger consideration to be received by AmeriLink shareholders will be converted into cash. In the event that Tandy common stock trades during a predetermined period at prices that cause the exchange ratio to yield to the Amerilink shareholders less than $12.00 per share in Tandy common stock, each share of AmeriLink common stock will automatically convert into $14.50 cash in the merger.

AmeriLink Chairman and CEO, Larry R. Linhart, who will continue to run AmeriLink as a division of Tandy, stated, "We are excited about the opportunity for our shareholders to participate in Tandy's strategy to make RadioShack `America's Home Connectivity Store.' Demand for AmeriLink's services should be stimulated by the tremendous rise in the use of cable modems, direct broadcast satellite, and other new technology devices that require connectivity to both homes and businesses. Also, the cable industry will continue to require our services to upgrade infrastructure, including connections to customers' homes, and to add new services such as telephony. RadioShack adds to our growth prospects with its strengths and potential in direct broadcast satellite, telephone and high speed bandwidth which are significantly complementary to our experience and core expertise. The merger of RadioShack's expertise with AmeriLink's exceptional capabilities under Tandy's umbrella, truly gives the RadioShack team an extraordinary competitive edge."

AmeriLink designs, constructs, installs and maintains cabling systems for the transmission of video, voice and data. Established in 1971, AmeriLink provides service on a national basis to cable television operators, telecommunications providers, Competitive Local Exchange Carriers ("CLEC"), direct broadcast satellite providers and users of Local Area Network ("LAN") systems. AmeriLink's national customer base is supported with regional offices located throughout the country, servicing customers in all 50 states.

Tandy Corporation/RadioShack is the nation's largest consumer electronics chain and one of the most trusted electronics retailers in the United States. With more than 7,000 stores and dealers, RadioShack sells more wireless telephones, telecommunications products and electronic parts and accessories than any other retailer. It is estimated that 94 percent of Americans live or work within five minutes of a RadioShack store or dealer.

This press release contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with the Company at historic levels, are subject to a number of known and unknown risks. Certain statements, such as statements regarding the Company's future growth and profitability, are forward-looking. These statements are based on the Company's current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to, the Company's relationship with key customers, implementation of the Company's growth strategy, seasonality, changing market conditions and customer purchase authorizations, competitive and regulatory risks associated with the telecommunications industry, new products and technological changes, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

AmeriLink Corporation designs, constructs, installs and maintains cabling systems on a national basis for the transmission of video, voice and data. The Company offers these services on a national basis to providers of telecommunications services, including: major cable television multiple system operators; traditional telephone service providers, including local exchange carriers and long distance carriers; competitive local exchange carriers; Direct Broadcast Satellite providers; system integrators and users of local area network and wide-area network systems; and other businesses providing specific or bundled telecommunications services.

AmeriLink Corporation is headquartered in Columbus, Ohio and its common stock is traded on the NASDAQ National Market under the symbol "ALNK".


                   AmeriLink Corporation (NASDAQ/NNM: "ALNK")
                             www.nacom-amerilink.com
                                       ###